Exhibit 5.1

Marc Recht +1 617 937 2316 mrecht@cooley.com

August 6, 2021

Celularity Inc.

170 Park Avenue

Florham Park, NJ 07932

Re:	Celularity Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Celularity Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of Class A common stock, par value of $0.0001 per share (the “Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of up to 8,499,999 shares of Common Stock (the “Private Warrant Shares”) upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;

(ii)	the issuance of up to 14,375,000 shares of Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) upon the exercise of certain outstanding warrants (together with the Private Warrants, the “GX Warrants”) by the holders thereof;

(iii)	the resale of up to 129,858,855 shares of Common Stock (the “Selling Stockholder Shares”), including:

o	up to 8,340,000 shares of Common Stock issued in a private placement pursuant to subscription agreements entered into on January 8, 2021;
o	up to 2,000,000 shares of Common Stock issued in a private placement pursuant to a subscription agreement entered into on May 5, 2021;
o	up to 976,943 shares of Common Stock issued in other private placements;
o	up to 7,187,500 shares of Common Stock held by the GX Sponsor, LLC (the “Sponsor”) and distributes of the Sponsor following a private placement in connection with the initial public offering of GX Acquisition Corp. (“GX”);
o	up to 8,499,999 Private Warrant Shares;
o	up to 19,811,204 shares of Common Stock issuable upon the exercise of certain outstanding warrants (together with the GX Warrants, the “Warrants”);
o	up to 11,744,882 shares of Common Stock (the “Option Shares”) issuable upon the exercise of stock options (the “Options”);
o	up to 71,298,327 shares of Common Stock issued pursuant to that certain Merger Agreement and Plan of Reorganization, dated January 8, 2021, between the Company and the other parties thereto; and

(iv)	the resale of up to 8,499,999 Private Warrants (the “Resale Warrants”).

Cooley LLP 500 Boylston Street Boston, MA 02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com

Celularity Inc. August 6, 2021 Page Two

The GX Warrants were issued pursuant to a Warrant Agreement, dated May 20, 2019, between GX and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrant Agreement and any other applicable warrant agreements, and (d) originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to the Warrants, and the Warrant Shares and the Option Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares or the Option Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants or the Options, may cause the Warrants or the Options to be exercisable for more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants and the Options will not be adjusted to an amount below the par value per share of Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Resale Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Resale Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

Cooley LLP 500 Boylston Street Boston, MA 02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com

Celularity Inc. August 6, 2021 Page Three

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

2.	The Resale Warrants constitute valid and binding obligations of the Company.

3.	The Selling Stockholder Shares, other than any Warrant Shares or Option Shares included in the Selling Stockholder Shares, are validly issued, fully paid and non-assessable. Any Warrant Shares or Option Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants or the Options, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc Recht
Marc Recht

Cooley LLP 500 Boylston Street Boston, MA 02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com